FOR IMMEDIATE RELEASE

Exhibit 99.1
November 13, 2025
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2025
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and full year ended September 27, 2025.
Financial Results for the Quarter and Full Year:
•Revenues in Q4 of $22.5 billion were comparable to Q4 fiscal 2024, and increased 3% for the year to $94.4 billion from $91.4 billion in the prior year.
•Income before income taxes for Q4 increased to $2.0 billion from $0.9 billion in Q4 fiscal 2024, and increased to $12.0 billion for the year from $7.6 billion in the prior year.
•Total segment operating income(1) increased 12% for the year to $17.6 billion from $15.6 billion in the prior year.
•Diluted earnings per share (EPS) for Q4 increased to $0.73 from $0.25 in Q4 fiscal 2024. Adjusted EPS(1) decreased 3% for Q4 to $1.11 from $1.14 in Q4 fiscal 2024. For the year, diluted EPS increased to $6.85 from $2.72 in fiscal 2024, and adjusted EPS(1) increased 19% to $5.93 from $4.97 in fiscal 2024.
Key Points:
•Total segment operating income(1) decreased 5% for Q4 to $3.5 billion from $3.7 billion in Q4 fiscal 2024
•Entertainment: Full year segment operating income increased 19% to $4.7 billion. Q4 segment operating income of $691 million, a decrease of $376 million compared to the prior-year quarter, driven by theatrical slate comparisons. For Q4:
◦Direct-to-Consumer revenue increased 8%, net of an adverse impact of 2 ppts as Disney+ Hotstar was included in the prior-year quarter’s results
◦Direct-to-Consumer operating income increased $99 million to $352 million
◦At the end of the quarter, 196 million Disney+ and Hulu subscriptions, an increase of 12.4 million vs. Q3 fiscal 2025, and 132 million Disney+ subscribers, an increase of 3.8 million vs. Q3 fiscal 2025
◦Linear Networks operating income declined $107 million vs. Q4 fiscal 2024 driven by the Star India transaction, as Star India contributed $84 million to results in Q4 last year
◦Domestic Linear Networks operating income decreased due to lower advertising driven by decreases in viewership and political advertising (political advertising had a $40 million adverse impact on results vs. Q4 fiscal 2024)
◦Content Sales/Licensing and Other declined $368 million vs. Q4 fiscal 2024, reflecting the record theatrical performances of Inside Out 2 and Deadpool & Wolverine in the prior-year quarter
(1) Total segment operating income and diluted EPS excluding certain items (also referred to as adjusted EPS) are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes and diluted EPS, respectively. See the discussion on pages 18 through 22 for how we define and calculate these measures and a quantitative reconciliation thereof to the most directly comparable GAAP measures.

•Sports: Q4 segment operating income of $911 million, a decrease of $18 million compared to the prior-year quarter. For Q4:
◦Domestic ESPN operating income declined 3% vs. the prior-year quarter, as higher marketing and programming and production costs were partially offset by higher advertising and subscription and affiliate revenues
◦Domestic advertising revenue increased 8%
•Experiences: Record full year segment operating income of $10.0 billion, an increase of $723 million compared to the prior year. Record Q4 segment operating income of $1.9 billion, an increase of $219 million compared to the prior-year quarter. For Q4:
◦International Parks & Experiences operating income grew 25% to $375 million
◦Domestic Parks & Experiences operating income grew 9% to $920 million
Guidance and Outlook(1):
•Q1 Fiscal 2026:
◦Entertainment:
▪DTC SVOD operating income(2) of approximately $375 million
▪Theatrical slate comparisons to drive an adverse impact to segment operating income of $400 million compared to Q1 fiscal 2025
▪Lower political advertising revenue of $140 million compared to Q1 fiscal 2025
▪Unfavorable comparison to $73 million of Star India operating income in Q1 fiscal 2025
◦Experiences:
▪$90 million in pre-opening expenses at Disney Cruise Line, driven by the Disney Destiny and Disney Adventure
▪$60 million in dry dock expenses at Disney Cruise Line
•Fiscal Year 2026:
◦Entertainment:
▪Double digit percentage segment operating income growth compared to fiscal 2025, weighted to the second half of the year
▪Operating margin of 10% for Entertainment DTC SVOD(2)
◦Sports:
▪Low-single digit percentage segment operating income growth compared to fiscal 2025, with growth weighted to Q4 reflecting the timing of rights expenses, which adversely impacts year-over-year comparability in Q2 and Q3

(1) The fourth quarter of fiscal 2026 includes a 53rd week of operations. Guidance does not include the benefit of the additional week.
(2) Entertainment DTC SVOD operating income is a non-GAAP financial measure. Further, operating margin for Entertainment DTC SVOD is calculated as operating income divided by revenue. The most comparable GAAP measure to Entertainment DTC SVOD operating income is Entertainment segment operating income. See the discussion on pages 18 through 22 for how we define and calculate this measure and why the Company is not providing a forward-looking quantitative reconciliation of Entertainment DTC SVOD operating income (and related margin) to the most comparable GAAP measure.
(3) Diluted EPS excluding certain items (also referred to as adjusted EPS) is a non-GAAP financial measure. The most comparable GAAP measure is diluted EPS. See the discussion on pages 18 through 22 for how we define and calculate this measure and a quantitative reconciliation thereof to the most directly comparable GAAP measure.

◦Experiences:
▪High-single digit percentage growth in segment operating income compared to fiscal 2025, weighted to the second half of the year
▪$160 million in pre-opening expenses, driven by the Disney Adventure and Disney Destiny
▪$120 million in dry dock expenses
▪$24 billion in content investment across Entertainment and Sports
◦Double digit adjusted EPS(1) growth compared to fiscal 2025
◦$19 billion in cash provided by operations(2)
◦$9 billion of capital expenditures
◦Doubling share repurchases target to $7 billion compared to fiscal 2025
◦The Board has declared a cash dividend of $1.50 per share, payable in two installments of $0.75 per share, payable on January 15, 2026 (record date December 15, 2025) and July 22, 2026 (record date June 30, 2026)
•Fiscal Year 2027:
◦Double digit adjusted EPS(1) growth compared to fiscal 2026

Message From Our CEO:
“This was another year of great progress as we strengthened the company by leveraging the value of our creative and brand assets and continued to make meaningful progress in our direct-to-consumer businesses,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “Our strategy, coupled with our portfolio of complementary businesses and a strong balance sheet, enables us to continue investing in high-quality offerings for our consumers and increasing our returns to shareholders, and I’m pleased with our many achievements this fiscal year to position Disney for the future.”

(1) Diluted EPS excluding certain items (also referred to as adjusted EPS) is a non-GAAP financial measure. The most comparable GAAP measure is diluted EPS. See the discussion on pages 18 through 22 for how we define and calculate this measure and a quantitative reconciliation thereof to the most directly comparable GAAP measure.
(2) Includes the impact of $1.7 billion in taxes we deferred from fiscal 2025 to fiscal 2026 as a result of tax relief granted due to the California wildfires.

SUMMARIZED FINANCIAL RESULTS
The following table summarizes fourth quarter and full year results for fiscal 2025 and 2024:

	Quarter Ended			Year Ended
($ in millions, except per share amounts)	Sept. 27, 2025	Sept. 28, 2024	Change	Sept. 27, 2025	Sept. 28, 2024	Change
Revenues	$22,464	$22,574	— %	$94,425	$91,361	3%
Income before income taxes	$2,045	$948	>100%	$12,003	$7,569	59%
Total segment operating income(1)	$3,480	$3,655	(5) %	$17,551	$15,601	12%
Diluted EPS	$0.73	$0.25	>100%	$6.85	$2.72	>100%
Diluted EPS excluding certain items(1)	$1.11	$1.14	(3) %	$5.93	$4.97	19%
Cash provided by operations	$4,474	$5,518	(19) %	$18,101	$13,971	30%
Free cash flow(1)	$2,558	$4,029	(37) %	$10,077	$8,559	18%
(1)Total segment operating income, diluted EPS excluding certain items and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes, diluted EPS and cash provided by operations, respectively. See the discussion on pages 18 through 22 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
SUMMARIZED SEGMENT FINANCIAL RESULTS
The following table summarizes fourth quarter and full year segment revenue and operating income for fiscal 2025 and 2024:

	Quarter Ended			Year Ended
($ in millions)	Sept. 27, 2025	Sept. 28, 2024	Change	Sept. 27, 2025	Sept. 28, 2024	Change
Revenues:
Entertainment	$10,208	$10,829	(6) %	$42,466	$41,186	3%
Sports	3,980	3,914	2%	17,672	17,619	— %
Experiences	8,766	8,240	6%	36,156	34,151	6%
Eliminations(1)	(490)	(409)	(20) %	(1,869)	(1,595)	(17) %
Total revenues	$22,464	$22,574	— %	$94,425	$91,361	3%
Segment operating income:
Entertainment	$691	$1,067	(35) %	$4,674	$3,923	19%
Sports	911	929	(2) %	2,882	2,406	20%
Experiences	1,878	1,659	13%	9,995	9,272	8%
Total segment operating income(2)	$3,480	$3,655	(5) %	$17,551	$15,601	12%
(1)Reflects fees paid by (a) Hulu to ESPN and the Entertainment linear networks business for the right to air their networks on Hulu Live TV and (b) ABC Network and Disney+ to ESPN to program certain sports content on ABC Network and Disney+.
(2)Total segment operating income is a non-GAAP financial measure. The most comparable GAAP measure is income before income taxes. See the discussion on pages 18 through 22.

DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS
Star India
On November 14, 2024, the Company and Reliance Industries Limited (RIL) formed a joint venture (India joint venture) that combined the Company’s Star-branded and other general entertainment and sports television channels and Disney+ Hotstar direct-to-consumer service in India (Star India) with certain media and entertainment businesses controlled by RIL (the Star India Transaction). RIL has an effective 56% controlling interest in the joint venture with 37% held by the Company and 7% held by a third party investment company.
The Company recognizes its 37% share of the India joint venture’s results in “Equity in the income of investees.” Star India results through November 14, 2024 were consolidated in the Company’s financial results.
Entertainment
Revenue and operating income for the Entertainment segment were as follows:

	Quarter Ended		Change	Year Ended
($ in millions)	Sept. 27, 2025	Sept. 28, 2024		Sept. 27, 2025	Sept. 28, 2024	Change
Revenues:
Linear Networks	$2,058	$2,461	(16) %	$9,364	$10,692	(12) %
Direct-to-Consumer	6,248	5,783	8%	24,614	22,776	8%
Content Sales/Licensing and Other	1,902	2,585	(26) %	8,488	7,718	10%
	$10,208	$10,829	(6) %	$42,466	$41,186	3%
Operating income (loss):
Linear Networks	$391	$498	(21) %	$2,955	$3,452	(14) %
Direct-to-Consumer	352	253	39%	1,327	143	>100%
Content Sales/Licensing and Other	(52)	316	nm	392	328	20%
	$691	$1,067	(35) %	$4,674	$3,923	19%
The decrease in Entertainment operating income in the current quarter compared to the prior-year quarter was due to lower results at Content Sales/Licensing and Other and Linear Networks, partially offset by an increase at Direct-to-Consumer.

Linear Networks
Linear Networks revenues and operating income were as follows:

	Quarter Ended		Change
($ in millions)	September 27, 2025	September 28, 2024
Revenue
Domestic	$1,856	$1,997	(7) %
International	202	464	(56) %
	$2,058	$2,461	(16) %
Operating income
Domestic	$329	$347	(5) %
International	(33)	52	nm
Equity in the income of investees	95	99	(4) %
	$391	$498	(21) %
Domestic
Domestic operating income in the current quarter decreased compared to the prior-year quarter due to:
•A decline in advertising revenue due to lower rates and a decrease in average viewership. The decrease in advertising revenue reflected lower political advertising and the comparison to the Emmy Awards show, which aired in the prior-year quarter.
•Lower affiliate revenue attributable to fewer subscribers, partially offset by higher effective rates
•A decrease in programming and production costs driven by lower average cost non-scripted programming, partially offset by higher costs for scripted programming including more original content. Lower average cost non-scripted programming included the comparison to the airing of the Emmy Awards show and political news coverage in the prior-year quarter.
International
The decrease in international operating income was due to the Star India Transaction.
Direct-to-Consumer
Direct-to-Consumer revenues and operating income were as follows:

	Quarter Ended		Change
($ in millions)	September 27, 2025	September 28, 2024
Revenue	$6,248	$5,783	8%
Operating income	$352	$253	39%
The increase in operating income was due to:
•Subscription revenue growth attributable to:
◦Higher effective rates, reflecting increases in pricing
◦An increase in subscribers
◦The absence of Star India subscription revenue in the current quarter due to the Star India Transaction

•An increase in programming and production costs reflecting:
◦Higher subscriber-based license fees attributable to rate increases for Hulu Live TV programming and more subscribers to bundles with third-party offerings
◦An increase in hours of content available on our services
◦A decrease from the Star India Transaction
•Higher marketing costs
•An increase in technology and distribution costs
•Advertising revenue was comparable to the prior-year quarter as an increase in impressions was offset by lower rates and the absence of Star India advertising revenue

Key Metrics(1) - Fourth Quarter of Fiscal 2025 Comparison to Third Quarter of Fiscal 2025
The following tables and related discussion are on a sequential quarter basis.
Paid subscribers at:

(in millions)	September 27, 2025	June 28, 2025	Change
Disney+
Domestic (U.S. and Canada)	59.3	57.8	3%
International	72.4	69.9	4%
Total Disney+(2)	131.6	127.8	3%

Hulu
SVOD Only	59.7	51.2	17%
Live TV + SVOD	4.4	4.3	2%
Total Hulu(2)	64.1	55.5	15%
Average Monthly Revenue Per Paid Subscriber for the quarter ended:

	September 27, 2025	June 28, 2025	Change
Disney+
Domestic (U.S. and Canada)	$8.09	$8.09	— %
International	8.00	7.67	4%
Disney+	8.04	7.86	2%

Hulu
SVOD Only	12.20	12.40	(2) %
Live TV + SVOD	100.02	100.27	— %
(1)See discussion on page 17—Entertainment DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding
Domestic Disney+ average monthly revenue per paid subscriber was comparable to the prior sequential quarter as higher advertising revenue was offset by the impact of subscriber mix shifts.
International Disney+ average monthly revenue per paid subscriber increased from $7.67 to $8.00 due to favorable impacts from foreign exchange and subscriber mix shifts.
Hulu SVOD Only average monthly revenue per paid subscriber decreased from $12.40 to $12.20 due to the impact of subscriber mix shifts.
Hulu Live TV + SVOD average monthly revenue per paid subscriber decreased from $100.27 to $100.02 due to lower advertising revenue.

Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues and operating income (loss) were as follows:

	Quarter Ended		Change
($ in millions)	September 27, 2025	September 28, 2024
Revenue	$1,902	$2,585	(26) %
Operating income (loss)	$(52)	$316	nm
The decrease in operating results was due to lower theatrical distribution results, partially offset by a decrease in film cost impairments. The current quarter reflected the release of The Fantastic Four: First Steps, The Roses and Freakier Friday and the carry-over performance of Lilo & Stitch, while the prior-year quarter included the release of Deadpool & Wolverine and the carry-over performance of Inside Out 2.
Sports
Sports revenues and operating income (loss) were as follows:

	Quarter Ended		Change
($ in millions)	September 27, 2025	September 28, 2024
Revenue
ESPN
Domestic	$3,579	$3,492	2%
International	401	364	10%
	3,980	3,856	3%
Star India	—	58	(100) %
	$3,980	$3,914	2%
Operating income (loss)
ESPN
Domestic	$908	$936	(3) %
International	(10)	(40)	75%
	898	896	— %
Star India	—	20	(100) %
Equity in the income of investees	13	13	— %
	$911	$929	(2) %
Domestic ESPN
The decrease in domestic ESPN operating income in the current quarter compared to the prior-year quarter reflected:
•Higher marketing costs due to the August 2025 launch of the ESPN direct-to-consumer service
•An increase in programming and production costs due to contractual rate increases and costs for new sports rights
•Advertising revenue growth due to an increase in impressions and higher rates
•An increase in subscription and affiliate revenue reflecting higher effective rates and the comparison to the temporary     suspension of    carriage with an affiliate in the prior-year quarter, partially offset by fewer subscribers

ESPN International
The improvement in ESPN international operating results in the current quarter compared to the prior-year quarter was attributable to higher affiliate revenue due to an increase in effective rates, partially offset by fewer subscribers.
Experiences
Experiences revenues and operating income were as follows:

	Quarter Ended		Change
($ in millions)	September 27, 2025	September 28, 2024
Revenue
Parks & Experiences
Domestic	$5,857	$5,521	6%
International	1,742	1,583	10%
Consumer Products	1,167	1,136	3%
	$8,766	$8,240	6%
Operating income
Parks & Experiences
Domestic	$920	$847	9%
International	375	299	25%
Consumer Products	583	513	14%
	$1,878	$1,659	13%
Domestic Parks and Experiences
Operating income at our domestic parks and experiences increased compared to the prior-year quarter due to growth at Disney Cruise Line attributable to an increase in passenger cruise days, partially offset by higher fleet expansion costs, both reflecting the launch of the Disney Treasure in the first quarter of the current year.
International Parks and Experiences
International parks and experiences’ operating results increased compared to the prior-year quarter, primarily due to growth at Disneyland Paris. The increase at international parks and experiences was attributable to:
•Volume growth due to an increase in attendance
•An increase in guest spending
•Higher costs attributable to new guest offerings
Consumer Products
The increase in operating income at consumer products was due to higher licensing revenue.
OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses decreased $27 million for the quarter, from $408 million to $381 million, due to the timing of allocations to the segments.

Restructuring and Impairment Charges
Restructuring and impairment charges (benefits) were as follows:

	Quarter Ended
($ in millions)	September 27, 2025	September 28, 2024
Impairments:
Equity investments(1)	$450	$165
Star India	—	210
Goodwill(2)	—	584
Retail assets	—	328
Content(3)	—	187
Severance	—	69
Other	(68)	—
	$382	$1,543
(1)Primarily related to A+E Global Media (A+E)
(2)Related to general entertainment linear networks
(3)Related to strategic changes in our approach to content curation
Interest Expense, net
Interest expense, net was as follows:

	Quarter Ended
($ in millions)	September 27, 2025	September 28, 2024	Change
Interest expense	$(416)	$(532)	22%
Interest income, investment income and other	148	171	(13) %
Interest expense, net	$(268)	$(361)	26%
The decrease in interest expense was due to lower average debt balances and rates.
The decrease in interest income, investment income and other was due to an unfavorable comparison related to pension and postretirement benefit costs, other than service cost.

Equity in the Income of Investees
Equity in the income of investees was as follows:

	Quarter Ended
($ in millions)	September 27, 2025	September 28, 2024	Change
Amounts included in segment results:
Entertainment	$95	$97	(2) %
Sports	13	13	— %
India joint venture	(16)	—	nm
Amortization of TFCF Corporation (TFCF) intangible assets related to an equity investee	—	(3)	100%
Equity in the income of investees	$92	$107	(14) %
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	September 27, 2025	September 28, 2024
Income before income taxes	$2,045	$948
Income tax expense	602	384
Effective income tax rate	29.4%	40.5%
The effective income tax rate in the current and prior-year quarters reflected an unfavorable impact of approximately 5 percentage points and 18 percentage points, respectively from impairments that are not tax deductible.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows:

	Quarter Ended
($ in millions)	September 27, 2025	September 28, 2024	Change
Net income attributable to noncontrolling interests	$(130)	$(104)	(25) %
The increase in net income attributable to noncontrolling interests was due to improved results at National Geographic.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.

FULL YEAR CASH FLOW
Cash from Operations
Cash provided by operations and free cash flow were as follows:

	Year Ended
($ in millions)	September 27, 2025	September 28, 2024	Change
Cash provided by operations	$18,101	$13,971	$4,130
Investments in parks, resorts and other property	(8,024)	(5,412)	(2,612)
Free cash flow(1)	$10,077	$8,559	$1,518
(1)Free cash flow is not a financial measure defined by GAAP. The most comparable GAAP measure is cash provided by operations. See the discussion on pages 18 through 22.
Cash provided by operations increased $4.1 billion to $18.1 billion in the current year from $14.0 billion in the prior year driven by:
•Lower tax payments in the current year compared to the prior year reflecting:
◦Deferral of payments for fiscal 2025 U.S. federal and California state income tax liabilities until October 2025 pursuant to relief related to the 2025 wildfires in California
◦Payment in fiscal 2024 of U.S. federal and California state income tax liabilities related to fiscal 2023 that had been deferred pursuant to relief related to 2023 winter storms in California
•Lower spending on content at Entertainment due to the Star India Transaction
•Higher operating income at Experiences
Capital Expenditures
Investments in parks, resorts and other property were as follows:

	Year Ended
($ in millions)	September 27, 2025	September 28, 2024
Entertainment	$(1,155)	$(977)
Sports	(3)	(10)
Experiences
Domestic	(5,271)	(2,710)
International	(1,158)	(949)
Total Experiences	(6,429)	(3,659)
Corporate	(437)	(766)
Total investments in parks, resorts and other property	$(8,024)	$(5,412)
Capital expenditures increased to $8.0 billion from $5.4 billion due to higher spending on cruise ship fleet expansion and, to a lesser extent, on new theme park attractions at the Experiences segment.

Depreciation Expense
Depreciation expense was as follows:

	Year Ended
($ in millions)	September 27, 2025	September 28, 2024
Entertainment	$773	$681
Sports	48	39
Experiences
Domestic	1,933	1,744
International	782	726
Total Experiences	2,715	2,470
Corporate	323	244
Total depreciation expense	$3,859	$3,434

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; $ in millions, except per share data)

	Quarter Ended		Year Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Revenues	$22,464	$22,574	$94,425	$91,361
Costs and expenses	(19,861)	(19,829)	(80,593)	(79,447)
Restructuring and impairment charges	(382)	(1,543)	(819)	(3,595)
Other expense	—	—	—	(65)
Interest expense, net	(268)	(361)	(1,305)	(1,260)
Equity in the income of investees	92	107	295	575
Income before income taxes	2,045	948	12,003	7,569
Income taxes	(602)	(384)	1,428	(1,796)
Net income	1,443	564	13,431	5,773
Net income attributable to noncontrolling interests	(130)	(104)	(1,027)	(801)
Net income attributable to The Walt Disney Company (Disney)	$1,313	$460	$12,404	$4,972

Earnings per share attributable to Disney:
Diluted	$0.73	$0.25	$6.85	$2.72
Basic	$0.73	$0.25	$6.88	$2.72

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,806	1,819	1,811	1,831
Basic	1,797	1,814	1,804	1,825

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; $ in millions, except per share data)

	September 27, 2025	September 28, 2024
ASSETS
Current assets
Cash and cash equivalents	$5,695	$6,002
Receivables, net	13,217	12,729
Inventories	2,134	2,022
Content advances	2,063	2,097
Other current assets	1,158	2,391
Total current assets	24,267	25,241
Produced and licensed content costs	31,327	32,312
Investments	8,097	4,459
Parks, resorts and other property
Attractions, buildings and equipment	82,041	76,674
Accumulated depreciation	(48,889)	(45,506)
	33,152	31,168
Projects in progress	6,911	4,728
Land	1,192	1,145
	41,255	37,041
Intangible assets, net	9,272	10,739
Goodwill	73,294	73,326
Other assets	10,002	13,101
Total assets	$197,514	$196,219
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$21,203	$21,070
Current portion of borrowings	6,711	6,845
Deferred revenue and other	6,248	6,684
Total current liabilities	34,162	34,599
Borrowings	35,315	38,970
Deferred income taxes	3,524	6,277
Other long-term liabilities	9,901	10,851
Commitments and contingencies
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.9 billion shares	59,814	58,592
Retained earnings	60,410	49,722
Accumulated other comprehensive loss	(2,914)	(3,699)
Treasury stock, at cost, 79 million shares at September 27, 2025 and 47 million shares at September 28, 2024	(7,441)	(3,919)
Total Disney Shareholders’ equity	109,869	100,696
Noncontrolling interests	4,743	4,826
Total equity	114,612	105,522
Total liabilities and equity	$197,514	$196,219

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in millions)

	Year Ended
	September 27, 2025	September 28, 2024
OPERATING ACTIVITIES
Net income	$13,431	$5,773
Depreciation and amortization	5,326	4,990
Impairments of goodwill, produced and licensed content and other assets	871	3,511
Deferred income taxes	(2,739)	(821)
Equity in the income of investees	(295)	(575)
Cash distributions received from equity investees	145	437
Net change in produced and licensed content costs and advances	577	1,046
Equity-based compensation	1,363	1,366
Other, net	(148)	(143)
Changes in operating assets and liabilities
Receivables	(283)	(565)
Inventories	(114)	(42)
Other assets	(42)	265
Accounts payable and other liabilities	237	156
Income taxes	(228)	(1,427)
Cash provided by operations	18,101	13,971

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(8,024)	(5,412)
Proceeds from sales of investments	4	105
Purchase of investments	(98)	(1,506)
Other, net	75	(68)
Cash used in investing activities	(8,043)	(6,881)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	(943)	1,532
Borrowings	1,057	132
Reduction of borrowings	(3,735)	(3,064)
Dividends	(1,803)	(1,366)
Repurchases of common stock	(3,500)	(2,992)
Contributions from noncontrolling interests	12	9
Acquisition of redeemable noncontrolling interests	(439)	(8,610)
Other, net	(1,015)	(929)
Cash used in financing activities	(10,366)	(15,288)

Impact of exchange rates on cash, cash equivalents and restricted cash	5	65

Change in cash, cash equivalents and restricted cash	(303)	(8,133)
Cash, cash equivalents and restricted cash, beginning of year	6,102	14,235
Cash, cash equivalents and restricted cash, end of year	$5,799	$6,102

ENTERTAINMENT DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Entertainment DTC Product offerings
In the U.S., Disney+ and Hulu SVOD Only are each offered as a standalone service or as part of various bundled offerings, which may include one of the ESPN DTC plans. Hulu Live TV + SVOD includes Disney+ and ESPN Select. Disney+ is available in more than 150 countries and territories outside the U.S. Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.
Paid subscribers for Entertainment DTC services
Paid subscribers for Entertainment DTC services reflect subscribers for which we recognized subscription revenue. Certain product offerings provide the option for an extra member to be added to an account (extra member add-on). These extra members are not counted as paid subscribers. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to bundled offerings in the U.S. are counted as a paid subscriber for each of the Company's services included in the bundled offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD and Disney+ services. Subscribers include those who receive an entitlement to a service through wholesale arrangements, including those for which the service is available to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our Entertainment DTC streaming services, we refer to them as paid subscriptions.
International Disney+
International Disney+ includes the Disney+ service outside the U.S. and Canada.
Average Monthly Revenue Per Paid Subscriber for Entertainment DTC services
Hulu average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses), premium and feature add-on revenue and extra member add-on revenue. Advertising revenue generated by content on one DTC streaming service that is accessed through another DTC streaming service by subscribers to both streaming services is allocated between both streaming services. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail or wholesale price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN Select bundled offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.

NON-GAAP FINANCIAL MEASURES
This earnings release presents diluted EPS excluding certain items (also referred to as adjusted EPS), total segment operating income and free cash flow. This earnings release also presents forward-looking Entertainment DTC SVOD operating income and operating margin (operating income divided by revenue). Diluted EPS excluding certain items, total segment operating income, free cash flow and Entertainment DTC SVOD operating income are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of diluted EPS, income before income taxes, cash provided by operations or Entertainment segment operating income as determined in accordance with GAAP. Diluted EPS excluding certain items, total segment operating income, free cash flow and Entertainment DTC SVOD operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
Our definitions and calculations of diluted EPS excluding certain items, total segment operating income and free cash flow, as well as quantitative reconciliations of each of these measures to the most directly comparable GAAP financial measure, are provided below. In addition, our definition of Entertainment DTC SVOD operating income is provided below.
The Company is not providing the forward-looking measure for diluted EPS or Entertainment segment operating income (and related margin), which are the most directly comparable GAAP measures to diluted EPS excluding certain items and Entertainment DTC SVOD operating income (and related margin), respectively, or quantitative reconciliations of forward-looking diluted EPS excluding certain items and Entertainment DTC SVOD operating income (and related margin) to those most directly comparable GAAP measures. The Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain significant items required for such GAAP measures without unreasonable effort. Information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and significant impact on future GAAP financial results.
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the fourth quarter:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Quarter Ended September 27, 2025
As reported	$2,045	$(602)	$1,443	$0.73	>100%
Exclude:
Restructuring and impairment charges(4)	382	28	410	0.23
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	388	(90)	298	0.16
Hulu Transaction Impacts(6)	—	—	—	(0.01)
Excluding certain items	$2,815	$(664)	$2,151	$1.11	(3) %

Quarter Ended September 28, 2024
As reported	$948	$(384)	$564	$0.25
Exclude:
Restructuring and impairment charges(4)	1,543	(172)	1,371	0.73
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	395	(92)	303	0.16
Excluding certain items	$2,886	$(648)	$2,238	$1.14
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Charges for the current quarter consisted of an impairment of our investment in A+E ($450 million), partially offset by a benefit from the resolution of certain matters related to the Star India Transaction ($68 million). Charges for the prior-year quarter included impairments related to goodwill ($584 million), assets at our retail business ($328 million), the Star India Transaction ($210 million), content ($187 million) and equity investments ($165 million), and severance costs ($69 million).
(5)For the current quarter, intangible asset amortization was $327 million and step-up amortization was $61 million. For the prior-year quarter, intangible asset amortization was $326 million, step-up amortization was $66 million and amortization of intangible assets related to a TFCF equity investee was $3 million.
(6)Reflects $15 million recognized in “Net income attributable to noncontrolling interests” related to the acquisition of Hulu

The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the year:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year
Year Ended September 27, 2025:
As reported	$12,003	$1,428	$13,431	$6.85	>100%
Exclude:
Hulu Transaction Impacts(4)	—	(3,277)	(3,277)	(1.55)
Resolution of a prior-year tax matter	—	(1,016)	(1,016)	(0.56)
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,576	(366)	1,210	0.64
Restructuring and impairment charges(6)	819	173	992	0.55
Excluding certain items	$14,398	$(3,058)	$11,340	$5.93	19%

Year Ended September 28, 2024:
As reported	$7,569	$(1,796)	$5,773	$2.72
Exclude:
Restructuring and impairment charges(6)	3,595	(293)	3,302	1.78
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,677	(391)	1,286	0.68
Other expense(7)	65	(11)	54	0.03
Favorable adjustments related to prior-year tax matters	—	(418)	(418)	(0.23)
Excluding certain items	$12,906	$(2,909)	$9,997	$4.97
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Reflects a $3,277 million non-cash tax benefit recognized upon the change in Hulu’s U.S. income tax classification and $462 million recognized in “Net income attributable to noncontrolling interests” related to the acquisition of Hulu
(5)For the current year, intangible asset amortization was $1,307 million, step-up amortization was $260 million and amortization of intangible assets related to a TFCF equity investee was $9 million. For the prior year, intangible asset amortization was $1,394 million, step-up amortization was $271 million and amortization of intangible assets related to a TFCF equity investee was $12 million.
(6)Charges for the current year included impairment charges related to our investments in A+E and Tata Play Limited ($635 million), content ($109 million) and the Star India Transaction ($143 million), partially offset by a benefit from the resolution of certain matters related to the Star India Transaction ($68 million). Tax expense in the current year includes the estimated tax impact of these charges and a non-cash tax charge of $244 million related to the Star India Transaction. Charges for the prior year included impairments related to the Star India Transaction ($1,545 million), goodwill ($1,287 million), assets at our retail business ($328 million), content ($187 million) and equity investments ($165 million), and severance costs ($83 million).
(7)Due to a charge related to a legal ruling ($65 million)

Total segment operating income
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income (the sum of segment operating income from all of the Company’s segments) as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following table reconciles income before income taxes to total segment operating income:

	Quarter Ended			Year Ended
($ in millions)	Sept. 27, 2025	Sept. 28, 2024	Change	Sept. 27, 2025	Sept. 28, 2024	Change
Income before income taxes	$2,045	$948	>100%	$12,003	$7,569	59%
Add (subtract):
Corporate and unallocated shared expenses	381	408	7%	1,646	1,435	(15) %
Equity in the loss of India joint venture	16	—	nm	202	—	nm
Restructuring and impairment charges	382	1,543	75%	819	3,595	77%
Other expense	—	—	— %	—	65	100%
Interest expense, net	268	361	26%	1,305	1,260	(4) %
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	388	395	2%	1,576	1,677	6%
Total segment operating income	$3,480	$3,655	(5) %	$17,551	$15,601	12%
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows:

	Quarter Ended		Year Ended
($ in millions)	Sept. 27, 2025	Sept. 28, 2024	Sept. 27, 2025	Sept. 28, 2024
Cash provided by operations	$4,474	$5,518	$18,101	$13,971
Cash used in investing activities	(1,850)	(1,978)	(8,043)	(6,881)
Cash used in financing activities	(2,276)	(3,566)	(10,366)	(15,288)
Impact of exchange rates on cash, cash equivalents and restricted cash	(26)	79	5	65
Change in cash, cash equivalents and restricted cash	322	53	(303)	(8,133)
Cash, cash equivalents and restricted cash, beginning of period	5,477	6,049	6,102	14,235
Cash, cash equivalents and restricted cash, end of period	$5,799	$6,102	$5,799	$6,102

The following table reconciles the Company’s consolidated cash provided by operations to free cash flow:

	Quarter Ended			Year Ended
($ in millions)	Sept. 27, 2025	Sept. 28, 2024	Change	Sept. 27, 2025	Sept. 28, 2024	Change
Cash provided by operations	$4,474	$5,518	$(1,044)	$18,101	$13,971	$4,130
Investments in parks, resorts and other property	(1,916)	(1,489)	(427)	(8,024)	(5,412)	(2,612)
Free cash flow	$2,558	$4,029	$(1,471)	$10,077	$8,559	$1,518
Entertainment DTC SVOD operating income
Entertainment DTC SVOD operating income consists of operating income for the Direct-to-Consumer line of business at the Entertainment segment excluding virtual multichannel video programming distributor services reported in the Direct-to-Consumer line of business. Operating margin for Entertainment DTC SVOD is calculated as operating income divided by revenue.
The Company uses Entertainment DTC SVOD operating income (and related margin) as a measure of the performance of our Entertainment DTC SVOD services and we believe Entertainment DTC SVOD operating income (and related margin) assists investors by allowing them to evaluate the performance of these DTC SVOD services.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, plans, financial prospects, trends or outlook and guidance; financial or performance estimates and expectations (including estimated or expected earnings, operating income, margins, costs, expenses, impact of certain items and timing) and expected drivers; direct-to-consumer prospects, returns to shareholders, including share repurchases, strategic priorities and initiatives and future investments; and other statements that are not historical in nature. Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including:
•the occurrence of subsequent events;
•deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases, and corresponding subscriber additions and churn, and the market for advertising sales on our DTC streaming services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, including tariffs and other trade policies, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability, including direct-to-consumer profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•taxation; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s most recent Annual Report on Form 10-K, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

PREPARED EARNINGS REMARKS AND CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will post prepared management remarks (Executive Commentary) at www.disney.com/investors and will host a conference call today, November 13, 2025, at 8:30 AM EST/5:30 AM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The Webcast replay will also be available on the site.

CONTACTS:

David Jefferson
Corporate Communications
818-560-4832

Carlos Gómez
Investor Relations
818-560-1933